Exhibit 10.25

THE PEOPLE’S BANK

CHANGE IN CONTROL EMPLOYEE SEVERANCE PLAN

ARTICLE I

PURPOSE OF THE PLAN

The purpose of the People’s Bank Change in Control Employee Severance Plan (the “Plan”) is to provide specified benefits to certain Employees, as provided herein, whose employment is terminated in connection with or subsequent to a Change in Control of either People’s Bank (the “Bank”) or its parent, People’s United Financial, Inc., (the “Company”), (the Bank and the Company and all subsidiaries of the Bank are hereinafter collectively referred to as the “Employer”).

ARTICLE II

DEFINITIONS

2.01. Total Compensation. An Employee’s “Total Compensation” for purposes of this Plan shall mean such Employee’s wages as defined in Code Section 3401(a) and all other payments of compensation by any Employer (in the course of such Employer’s trade or business) for which such Employer is required to furnish such Employee a written statement under Code Sections 6041(d), 6051(a)(3) and 6052 during the calendar year immediately preceding the calendar year in which the Date of Termination occurs; provided that such Total Compensation must be determined by (a) also including amounts which are contributed by an Employer pursuant to a salary reduction agreement and are not includable in the gross income of such Employee under Section 125, 132(f)(4), 402(e)(3), 402(h) of the Code or deferral of compensation pursuant to the People’s Bank Supplemental Savings Plan (to the extent such amounts are not otherwise so included) and (b) excluding compensation (whether in the form of cash or stock) earned or paid under any incentive plan with an accrual period of more than one year, including, but not limited to, the Bank’s 1998 Long-Term Incentive Plan, the Long-Term Retention Plan for Commercial Lenders or any successor long-term incentive plan of the Employer in which the Employee is a participant and (c) excluding any payments for reimbursement of business expenses, rents, tuition reimbursement, insurance premiums paid by the Employer or other special emoluments and (d) excluding any “retention” payment, i.e., additional compensation paid pursuant to an agreement by the Employer to pay the Employee additional compensation to remain employed until a designated time or completion of designated services.

2.02. Cause. Termination of an Employee’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Plan.

2.03. Change in Control. A “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Company who belong to any of the following groups do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Company on the Effective Date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Company after the Effective Date of this Agreement either:

(1) upon election to serve as a member of the Board of Directors of the Company by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders of the Board of Directors of the Company to serve as a member of such Board, but only if nominated for election by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first nomination;

Provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Company; or

(v) any event which would be described in Section 2.03 (i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank or a subsidiary of either of them, by the Company, the Bank, any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 2.03, the term “person” shall include the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

In no event shall a Change in Control be deemed to have occurred as a result of the occurrence of any of the events or transaction described in this Section 2.03 (i), (ii), (iii) or (iv) if effected in the context of the conversion of People’s Mutual Holdings from a mutual-form entity into a stock-form entity pursuant to applicable laws and rules.

2.04. Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.05. Date of Termination. “Date of Termination” shall mean (i) if an Employee’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if an Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination.

2.06. Disability. Termination by the Employer of an Employee’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Employee for disability benefits under the applicable long-term disability plan maintained by the Employer or, if no such plan applies, which would qualify the Employee for disability benefits under the Federal Social Security System.

2.07. Employee. “Employee” shall mean any individual who was employed by the Employer as of the Effective Date and who is not party to an individual employment or change in control agreement with the Employer as of the date of the Notice of Termination; PROVIDED, however, that an individual who is considered by the Bank to be an independent contractor or temporary employee, even if he or she is determined to be an employee of the Employer for any other purpose, shall not be eligible to participate in the Plan. The characterization in the Employer’s records of the relationship between the individual and the Employer shall be conclusive as to the individual’s status for purposes of this Plan.

2.08. Good Reason. Termination by an Employee of his or her employment for “Good Reason” shall mean termination by the Employee following a Change in Control of the Company and within 60 days following the occurrence of one or more of the following events:

(a)	Without the Employee’s express written consent:

(i)	any reduction in the Employee’s base salary; or

(ii)	change in the method of computation of commissions and/or performance incentive compensation that would, if target goals were achieved, result in a reduction of more than 20% in the value of the Employee’s commission and/or incentive performance compensation as in effect immediately prior to the date of the Change in Control of the Company or as the same may be increased from time to time thereafter;

(b)	Without the Employee’s express written consent, the assignment to a position that requires knowledge, skills or abilities that differ substantially from those applicable to the Employee’s position with the Employer immediately prior to a Change in Control of the Company; or

(c)	Without the Employee’s express written consent, relocation of the Employee’s principal site of employment to a location that would require the Employee to increase his or her daily one way commuting distance by more than twenty five (25) miles as compared to the employee’s commuting distance immediately prior to the Change in Control.

2.09. IRS. “IRS” shall mean the Internal Revenue Service.

2.10. Notice of Termination. Any purported termination of an Employee’s employment by the Employer following a Change in Control for any reason or by an Employee for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Plan, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, (iii) specifies a Date of Termination, except in the case of the Employer’s termination of the Employee’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Article VII, Section 7.01 hereof.

2.11. Retirement. “Retirement” shall mean the termination of an Employee’s employment in accordance with the Employer’s retirement policies of mandatory retirement at 65 or another designated age.

ARTICLE III

BENEFITS

3.01. Payments and Benefits upon Termination.

(a) If the Employee’s employment is terminated subsequent to a Change in Control of the Company by (i) the Employer for other than Cause, Disability, Retirement or the Employee’s death or (ii) the Employee for Good Reason, then the Employer shall: in lieu of any other severance or separation pay

(A) pay to the Employee the following amount of severance compensation, subject to reduction as provided in subsection 3.01(c):

(i) if the Employee is exempt Director level (Grade 55) or above at the date of the Change in Control of the Company, a cash severance amount, such amount being paid in a lump sum as of the Date of Termination, equal to 1/13th of the Employee’s Total Compensation multiplied by the number of full years the Employee has been employed by the Employer; provided, however, such amount shall neither be less than 0.5 times the Employee’s Total Compensation nor exceed 2.0 times of the Employee’s Total Compensation; or

(ii) if the Employee is exempt Grade 40, 45 or 50 at the date of the Change in Control of the Company, a cash severance amount, such amount being paid in a lump sum as of the Date of Termination, equal to 3/52nd of the Employee’s Total Compensation multiplied by the number of full years that the Employee has been employed by the Employer; provided, however, such amount shall neither be less than 3/13th of the Employee’s Total Compensation nor exceed 1.5 times the Employee’s Total Compensation; or

(iii) if the Employee is a non-exempt employee, or is an exempt Grade 35 or below, at the date of the Change in Control of the Company, a cash severance amount, such amount being paid in a lump sum as of the Date of Termination, equal to 1/26th of the Employee’s Total Compensation multiplied by the number of full years such Employee has been employed by the Employer; provided, however, such amount shall neither be less than 3/13th of the Employee’s Total Compensation nor exceed 1.0 times the Employee’s Total Compensation;

(B) maintain and provide for a period of six months following the Employee’s Date of Termination, or until comparable benefits are provided by a new employer, whichever occurs first, at no greater cost to the Employee than the Employee is paying as of the Date of Termination, the Employee’s continued participation in medical and dental coverage offered by the Employer (including dependent and family coverage if in effect at the Date of Termination) in which the Employee was entitled to participate immediately prior to the Date of Termination; provided that to the extent deemed advisable by the Employer, the

Employee may be required to exercise his rights to have such coverage continued pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with the Employer reimbursing the Employee for the first six months’ costs thereof.

(b) The value of the payments and benefits pursuant to Section 3.01 (a) hereof, either alone or together with other payments and benefits which the Employee has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code to the extent applicable, the payments and benefits payable by the Employer pursuant to Section 3.01 hereof shall be reduced, in the manner determined by the Employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employer under Section 3.01 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

(c) In the event the value of all of the payments and other benefits payable or otherwise distributable pursuant to this Section 3.01 would otherwise exceed the equivalent of twice the annual the Employee’s Annual Compensation during the year immediately preceding the Date of Termination; the lump sum cash payment otherwise payable hereunder shall be reduced in the manner determined by the Employee, by the amount of such excess. For purposes of this Subsection (c), “Annual Compensation” shall mean the total of all compensation, including wages, salary, and any other benefit of monetary value which was paid as consideration for the Employee’s services during the year, or would have been so paid at the Employee’s usual rate of compensation if the Employee had worked a full year. The provisions of this Subsection (c) shall be construed and applied all as determined in accordance with the provisions of U.S. Department of Labor Regulation §2510.3-2(b).

(d) The determination of any reduction in the payments and benefits to be made pursuant to subsections (b) and (c) of this Section 3.01 shall be based upon the opinion of independent counsel selected by the Employer’s independent public accountants and paid by the Employer. Such counsel shall be reasonably acceptable to the Employer and the Employee; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose.

(e) Nothing contained herein shall result in a reduction of any payments or benefits to which the Employee may be entitled upon termination of employment under any circumstances other than as specified in Sections 3.02(a) and 3.02(b) set forth above, or a reduction in the payments and benefits specified in Section 3.01 below zero.

(f) The cash payments to be made hereunder shall be made to any employee only after execution and delivery of a release in the form required pursuant to Article VII and passage of sufficient time to render such release fully effective and irrevocable and to any individual who is a “key employee” as defined in Section 416(i)(without reference to paragraph (5)) of the Internal Revenue Code as amended and Article XV (“Top Heavy Provisions”) of the People’s Bank 401(k) Employee Savings Plan as amended six months after the Date of Termination, or if later the actual Date of Termination of the Employee’s employment with the Employer.

3.02. Mitigation; Exclusivity of Benefits.

(a) An Employee shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor, except as provided in Section 3.01(b) hereof with respect to health and dental coverage, shall the amount of any such benefits be reduced by any compensation earned or benefits received by the Employee as a result of employment by another employer after the Date of Termination or otherwise.

(b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to an Employee upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise except that the benefit hereunder shall be in lieu of all other severance benefits; and for such purposes the term “severance benefit” shall mean any benefit payable under any plan or policy, of the Company or part thereof providing payments to Employees in the event of involuntary termination of employment.

3.03. Withholding. All payments required to be made by the Employer hereunder to the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

ARTICLE IV

ASSIGNMENT

The Employer may assign this Plan and its rights and obligations hereunder in whole, but not in part, to any company, bank or other entity with or into which the Bank or the Company may hereafter merge or consolidate or to which the Bank or the Company may transfer all or substantially all of its respective assets, if in any such case said company, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Plan or their rights and obligations hereunder. An Employee may not assign or transfer any rights or benefits due hereunder. However, in the event of the Employee’s death (a) any amounts owed to him hereunder shall be paid to the legal representatives of his estate, and (b) any insurance which would be maintained pursuant to Section 3.01 shall continue to be maintained by the Employer, provided it can be maintained in accordance with the Employer’s then existing arrangements and such survivors pay the percentage of the cost thereof as the Employee was paying,

ARTICLE V

DURATION AND EFFECTIVE DATE OF PLAN

5.01. Duration. The Employer expects to continue the Plan indefinitely, however, except in the event of a Change in Control of the Company, this Plan is subject to change or termination, in whole or in part, with the approval of three quarters of the members of the Company’s Board of Directors; provided, however, that in the event of a Change in Control, this Plan may not be terminated or amended to reduce the benefits provided hereunder for a period of (1) year prior to or three (3) years from the date of the Change in Control. Any action by the Board of Directors of the Company amending the Plan to reduce such benefits or terminating the Plan shall become null and void if within (1) year of such action, a Change in Control occurs.

5.02. Effective Date. This Plan shall be effective as of [             , 2007].

ARTICLE VI

ADMINISTRATION

6.01. Duties of the Committee. The Plan shall be administered and interpreted by the Bank’s management-level Administrative Committee (the “Committee”), as appointed from time to time by the Board of Directors of the Bank pursuant to Section 6.02 hereof. The Committee shall have the authority to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan, including, without limitation, rules, regulations and procedures with respect to the operation of the Plan. and establishing procedures for claims hereunder and appeals from decisions affecting such claims which procedures and appeals procedures shall comply with the requirements of U.S. Department of Labor Regulation §2560-503-1. Any such procedure may require that any appeals be resolved by arbitration. Any rules, regulations and procedures adopted hereunder may be amended from time to time provided (a) that no such amendments which are less favorable to Employees shall be made for a period of (1) year prior to or three (3) years from the date of the Change in Control, and (b) any amendment which is less favorable to Employees shall become null and void if within (1) year of such action, a Change in Control occurs. The interpretation and construction by the Committee of any provisions of the Plan, and any rule, regulation or procedure adopted by it pursuant thereto, shall be final and binding in the absence of action by the Board of Directors of the Bank.

6.02. Appointment and Operation of the Committee. The members of the Committee shall be appointed by, and will serve at the pleasure of, the Board of Directors of the Bank. The Board from time to time may remove members from, or add members to, the Committee, provided that prior to a Change in Control of the Company the Committee shall continue to consist of two or more executive officers of the Bank. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of this Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent. The Committee shall report its actions and decisions to the Board or a committee thereof at appropriate times but in no event less than once per calendar year.

6.03. Limitation on Liability. Neither the members of the Board of Directors of the Bank nor any member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any rule, regulation or procedure adopted by it pursuant thereto. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him or her in such capacity under or with respect to the Plan, the Bank shall, subject to the requirements of applicable laws and regulations, indemnify such member against all liabilities and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Bank and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

ARTICLE VII

SOLE REMEDY; RELEASE

In the event of the discharge of the Employee under circumstances giving rise to the payment obligation described in Section 3, the payments and other benefits provided for by this Agreement, by any stock option or other agreement between the Employer and the Employee in effect at the Effective Date, and by any other applicable plan of the Employer shall constitute the entire obligation of the Employer to the Employee and shall also constitute full settlement of any claim under law or in equity that the Employee might otherwise assert against the Employer or any of its employees on account of such discharge or the Employee’s employment by the Bank. In order to effectuate the intent of this Section, the Officer agrees to deliver a release (in form satisfactory to the Employer) of all such claims against the Employer and which is completely enforceable and irrevocable, at the time of receipt of the lump sum payment pursuant to Section 3(a). The Employer shall not be obligated to provide benefits under this Plan to any Employee who fails or refuses to sign and deliver such a release. The foregoing provisions of this Section and execution and delivery of such release shall not limit the Employee’s ability to enforce of any rights that the Employee may have under any other benefit plan (other than severance benefits as defined in Section 3.02(b).

ARTICLE VIII

MISCELLANEOUS

8.01. Notice. For the purposes of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed, with respect to the Employer, Secretary, People’s Bank, 850 Main Street, Bridgeport, CT 06604 and with respect to an Employee, to the home address thereof set forth in the records of the Bank at the date of any such notice.

8.02. Governing Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Connecticut.

8.03. Nature of Employment and Obligations.

(a) Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and an Employee, and the Employer may terminate the Employee’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b) Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Employee acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

8.04. Headings. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

8.05. Severability. The invalidity or unenforceability, in whole or in part, of any provision of this Plan shall in no way affect the validity or enforceability of the remainder of such provision or of any other provision of this Plan, and any provision, or part thereof, deemed to be invalid or unenforceable shall be reformed as necessary to render it valid and enforceable to the maximum possible extent.

8.06. Construction. This Plan is intended to be a plan which is not an employee pension benefit plan for purposes of the Employee Retirement Income Security Act as amended. It is intended that none of the benefits payable hereunder shall constitute excess parachute payments for purposes of Section 280G of the Code. It is further intended that this Plan satisfy all of the requirements of (2), (3)and (4) of Section 409A(a) of the Code and the provisions of the Plan shall be so construed.

8.07. Regulatory Prohibitions.

Notwithstanding any other provision of this Plan to the contrary, any payments made to an Employee pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359;

8.08. Gender and Number. Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Attest:		PEOPLE’S BANK

By:		By:
Name:	Susan D. Stanley	Name:	John A. Klein
Title:	Secretary	Title:	Chairman, President and Executiv Officer

[SEAL]

Attest:		PEOPLE’S UNITED FINANCIAL, INC.

By:		By:
Name:	Susan D. Stanley	Name:	John A. Klein
Title:	Secretary	Title:	Chairman

[SEAL]